*CONFIDENTIAL PORTIONS OF THIS AGREEMENT HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

Agreement

This Agreement made as of this 26 day of September 2007

by and between:

UKCYL LTD.
Represented by Dr. Anatoly Zhdankin
(hereinafter referred to as “Ukcyl”)
of the first part

and

DYNATECH FURNACES (BOMBAY) PVT. LTD.
Represented by its Director Mr. Manapadam Subramanian Ganesh
(hereinafter referred to as the “Supplier”)
of the second part

Whereas
Ukcyl wishes to purchase from the Supplier a high pressure steel seamless Cylinder Heat Treatment Furnace Line for a thermal output of 1,200 Kg./Hour capacity including the equipment and accessories as agreed between the parties (hereinafter: “The Products”); and

Whereas	the Supplier wish to sell and supply to Ukcyl the Products at the prices and terms as set forth in this Agreement; and

Whereas	the parties wish to regulate the relationship between them according to the terms and conditions hereunder;

Now, therefore, it is agreed, declared and stipulated as follows:

1.	General

The preamble to this agreement and the schedules annexed hereto shall constitute an inseparable part of this agreement for all respects and purposes.

2.	The Products Sold

2.1	Ukcyl hereby purchases from Supplier and Supplier hereby sells to Ukcyl the Products.

2.2	The Products shall be sold and transferred to Ukcyl, completely new and functioning, without fault and shall operate in accordance to the agreed specifications

3.	Undertakings of the Supplier

3.1
The Supplier undertakes to supply to Ukcyl the Products for the total consideration of $190,000 (one hundred ninety thousand US Dollars) (the "Total Price")that shall be paid in accordance to section 5 hereunder.

3.2	The Supplier hereby declares that it is the legal owner of the Products and has the full right to sell them in accordance to the terms of this Agreement.

4.	Place and Date of Supply

The Supplier will provide the Products to Ukcyl at its facility in Ambernath near Mumbai, India and Ukcyl shall cover the expenses of the packing, shipment and insurance of the Products, The Supplier will supervise and cooperate in the packing process to ensure the safety of the Products.

5.	Payments

5.1	The payment of the Total Price shall be made by bank transfer to the bank account of the Supplier, as provided to Ukcyl, in US dollars, in accordance to the following milestones -

5.1.2
$ 85,000 within 10 weeks from the date of execution of this Agreement and after receiving all the engineering documentation. Regarding this advance payment the Supplier will provide to Ukcyl the Corporate Guarantee that attached to this Agreement as Appendix B prior to the payment.

5.1.3	$ 75,000 upon completion of full inspection in India, prior to shipment, provided the Products meet the specifications in accordance to the sole discretion of Ukcyl .

5.1.4	$30,000 after installation and initial operation in Ukraine, to the satisfaction of Ukcyl.

5.2	It is clarified that the payments described in this Agreement are the total consideration for the Products. Ukcyl shall not be required to pay any further sum except that sum.

5.3
The Supplier shall offer the products for cold inspection at its facility in Ambernath, near Mumbai before January 31, 2008. Subsequently the Supplier shall dismantle and pack the products for onward dispatch to the seaport within 10 working days. There is a grace period of 4 weeks for any delays in delivery &inspection schedule

6.	Warranty and Indemnity

6.1	Supplier warrants that the Equipment sold to Ukcyl is free from defects in material and workmanship, subject to normal use and service during the Warranty Period.

6.2	The Supplier warrants that the Products shall operate in accordance to the specifications (Appendix A) for a period of 1 years as of the date of installation and operation.

6.3
The Supplier shall repair or replace any component which fails during the warranty period and shall bear all expenses regarding such repair, including packaging, transport and installation costs. Supplier shall not repair or replace any of the Products or any component of the Products if such repair or replacement is necessitated in whole or in part by: normal wear and tear; catastrophe; accident; fault or negligence of the Customer; misuse or abuse. Thermocouples and glass flow meter are excluded from warranty.

6.4
Within 3 years of the date of the installation the Supplier shall provide trouble shooting/ guidance/ advise at no cost. If any engineer needs to be sent to site, after 1 year warranty, then all cost related to travel/ lodging/ boarding have to be borne by Ukcyl.

6.5	Supplier should warrant that the products will be the full property of Ukcyl without rights of any third parties

6.6
It is agreed that in the event that the Products shall not conform to the specifications as indicated in Appendix A, the Supplier shall pay Ukcyl an agreed upon compensation for damages of $160,000 without derogating from any other rights that Ukcyl may have in connection with this Agreement. The Products do not conform to the specifications as indicated in Appendix A if they did not pass one of the following tests:

a)	Pre Shipment Test at Mumbai
The parties shall jointly list certain check items like furnace usable dimensions, cold operation of cylinders - cycle time, output of cylinders per hour in cold state
If the test is successful a Pre Shipment Certificate will allow dispatch of furnace by Seller to Buyer
b)	Post Shipment Test at Ukraine
The parties shall jointly list certain check items like temperature level of both furnaces, hot output of cylinders per hour, hot cycle time.

If either of the above two tests fail, then Supplier and the Supplier will be given an opportunity to correct/ rectify to achieve the above requirements, as per Appendix A during two weeks.

6.5
The Supplier shall indemnify Ukcyl for any damage and/or other expense that might be caused to Ukcyl due to any claim and/or suit submitted against Ukcyl in connection with the use of the Products, including due to infringement of intellectual property of any third party relating to the Products.

7.	Miscellaneous

7.1
The parties undertake herein by a fundamental undertaking to observe in complete secrecy, not to disclose and not to forward to any third parties whatsoever any information, directly or indirectly, by itself or through anyone on its behalf in all matters relating to the Products and/or this Agreement and all matters concerned which derive therefrom. The parties’ undertakings according to this section shall remain in force during the period of this agreement and at any time after its termination due to whatever reason. Notwithstanding, Supplier acknowledges that it is aware of the fact that Energtek Inc, a USA corporation, being the indirect majority owner of Ukcyl, may file this agreement in accordance to the regulations for companies reporting under the Securities Exchange Act of 1934. UKCyl will permit Dynatech to use the customer name as part of its marketing activity like using in client list etc.

7.2
No amendment, modification or waiver of this agreement or any provision thereof shall be binding on either party unless such amendment, modification or waiver is in writing and signed by the party sought to be bound thereby.

7.3
If any provisions of this agreement or any application thereof shall be or become invalid or unenforceable, the remainder of this Agreement and any other application of such provision shall not be affected thereby.

7.4
This agreement shall be governed by, and construed and interpreted in accordance with, the laws of England and the competent courts of London shall have sole jurisdiction over any dispute arising out of or in connection with this agreement. Without derogating from this provision, the parties agree to use their best efforts to settle all differences by negotiation and, if needed, mediation by agreed third parties.

7.5	All notices, demands or other communications shall be given in writing by telegram, facsimile or by certified/ registered mail or courier, directed to the following addresses :

7.6	Addresses and bank details of the parties

Ukcyl LTD
Adress: Ukraine, Zakarpatski region, 89200, Perechin, Chervonoarmeiskaya str. 33,
Code EDRPOU 34570661
Account: 26008053913740
Zakarpatsky RY Privatbank

DYNATECH FURNACES (BOMBAY) PVT. LTD.
301-302 Jyoti Estate, 14 Anand nagar, S N Road, Andheri (E), Mumbai, 400069, India

Transfer instructions to Supplier:
To American Express Bank N.Y. ( SWIFT CODE: AEIBUS33),
For credit to account #235689 of Saraswat Cooperative Bank Ltd, Mumbai, India ( swift code- SRCBINBBAND),
For final credit to
Account: # 1140 with Juhu Branch, Mumbai 400049, India

IN WITNESS WHEREOF, the parties have caused this agreement to be executed as of the date set forth above.

/s/ Manapadam S. Ganesh	/s/ Dr. Anatoly Zhdankin
Supplier	Ukcyl

Appendix A

REDACTED -
CONFIDENTIAL PORTIONS OF THIS AGREEMENT HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

Appendix B

CORPORATE GUARANTEE FORMAT FOR ADVANCES

CORPORATE GUARANTEE BY THE DIRECTORS FOR ADVANCE PAYMENT
ON INDIAN RUPPES ONE HUNDRED STAMP PAPER

M/s .

.

Dear Sirs,

1.
We are aware that you have placed a Purchase Order (Ref.- --------- dated …..) with M/s Dynatech Furnaces (Bombay) Pvt. Ltd., Mumbai, having it’s Administrative office at 301/302 Jyoti Estate, S.N.Road, Anand Nagar Andheri(E), Mumbai 400069, India and Factory at W-33-D-MIDC,Additional Ambernath, Dist Thane 421 506, Maharashtra, India (hereafter referred to as “Company”) for supply of CNG cylinder Heat Treatment Furnace Line (hereafter referred to as “Furnace”)

2.	Against the above purchase order, you have agreed to pay advance payment to the company, amounting to US$.85000(US$ eighty five thousand only) upon acceptance of the Purchase Order.

3.
In consideration of the said advance payment and at the request of the Company we, M/s. M.S.GANESH , S R Bhat being the directors of the Company, do hereby jointly and severally, guarantee you that the Company, will duly comply with the terms of the above accepted purchase order.

4.
We do hereby, jointly and severally agree and undertake that in the event of the order not being executed on the part of the company, upon your notifying such a situation, to any one or all of us, make payment to yourselves the advance amount so collected.

5.	In order to give effect to this guarantee, you shall be entitled to act as if, we were the principal debtors to you for all the payments guaranteed by us as aforesaid.

6.	The benefit of the guarantee shall inure to your successors and assigns and shall be irrevocable until the discharge by us by way of offering the said Furnace for inspection.

7.	This guarantee shall be binding upon us and our respective heirs, legal representatives, executors and administrators.

8.
This guarantee shall not in anywise be prejudiced by your absorption or by your amalgamation with any company, corporation, or concern but shall be available for and by the absorbing or amalgamated company, corporation or concern. Nor shall this guarantee be in anywise prejudiced or affected by the nationalization or the taking over of the management of the Company by any other person or persons.

9.
This guarantee herein contained shall not be determined or affected by the death of any one of us but shall in all respects and for all purposes be binding and operative until annulled by the Furnace being offered to you for inspection by the Company.

10.	This guarantee, being a guarantee for advance, will lapse as soon as the said Furnace is shipped, as per the accepted purchase order.

11.	This guarantee, being a guarantee for advance, will be returned in original to us upon shipping of the said equipment from our facility.

Yours faithfully,

1)	M. S. GANESH

2)	S. R. BHAT

(Directors of the Company)

The Common Seal is affixed as per Board Resolution dated

Place: Mumbai, India
Date: